ECONOMIC DEVELOPMENT AGREEMENT

This Agreement is made this 27th day of May, 2009 (the "Effective Date"), by and between the Pocatello Development Authority, an urban renewal agency formed under the laws of the State of Idaho, hereinafter referred to as "PDA," and Hoku Materials, Inc., a Delaware corporation registered to do business within the State of Idaho, hereinafter referred to as "Hoku".

1. **Recitals**

1.1 Hoku is engaged in the construction and development of approximately sixty-seven acres of previously undeveloped land located between the Union Pacific Railroad tracks which run parallel to Highway 30 and the Portneuf River, near Highway 30's intersection with Philbin Road, hereinafter the "Hoku Site". The development will consist of a manufacturing plant which will produce polysilicon, together with related support and maintenance buildings within the North Portneuf Urban Renewal Area that, when completed, will have an estimated value of not less than $196,000,000, and an estimated adjusted value of not less than $127,955,910 when depreciated over twenty years.

1.2 PDA is a public body created as an urban renewal agency pursuant to Idaho Code §50-2006, part of the Idaho Urban Renewal Law of 1965. As an urban renewal agency, PDA is charged with aiding and assisting economic development in Pocatello, Idaho (hereinafter at times "the community"), including assisting developments that will retain and increase available jobs in the community; and is further charged with encouraging such development by private enterprise; all as more specifically provided in Idaho Code §§50-2002 and 50-2003, being part of the Idaho Urban Renewal Law, and Idaho Code §50-2902, being part of the Local Economic Development Act (collectively, the "Idaho Urban Renewal Law").

1.3 Hoku and PDA agree that the installation of basic infrastructure was necessary for the commercial development of the Hoku Site, which infrastructure included, but was not limited to, water and sewer lines, roadways, access improvements, and development of an electric substation and related power lines.

1.4 PDA has determined that the establishment of a new manufacturing plant in the community will create new employment opportunities not currently available, and contribute to the overall economic health of the Community.

1.5 PDA has determined that the above-described development project represents the type of urban area development to which it may apply revenue allocation funds (tax increment financing) under the applicable statutes; and that the same will promote economic development of the area and creation of jobs and increased tax base consistent with the North Portneuf Urban Renewal Area and Revenue Allocation District Improvement Plan dated May 2007, and attached hereto as Exhibit A, and incorporated herein (the "Plan"). For that reason, as described in more detail in Section 2 hereof, "Provisions for PDA's Payment of Economic Development Funds", PDA has committed to provide to Hoku:

A. An amount that is equal to ninety-five percent (95%) of the RAD Revenue (as defined herein) , but not to exceed twenty-five million, eight hundred sixty-nine thousand and twenty-nine dollars ($25,869,029), less the amount of the Bond Costs or, alternatively, the Road Costs (each as defined herein), as the case may be, for reimbursement of actual costs incurred and paid by Hoku (the "Infrastructure Reimbursement") that are, or are in a nature that is substantially similar to those items, set forth in Exhibit B, or similar such work as approved by the PDA Board of Directors and consistent with the Plan and Idaho Urban Renewal Law, and pursuant to the terms of this Agreement (the "Site Costs"); and

B. An additional amount that is equal to fifty percent (50%) of the RAD Revenue, but not to exceed seventeen million, four hundred twenty-three thousand, seven hundred twenty-eight dollars ($17,423,728) (the "Employment Reimbursement") in employment reimbursement as an incentive for creating new jobs in the community.

For purposes of this Agreement, "RAD Revenue" shall mean the gross amount of tax increment funds collected on the North Portneuf Tax Increment Financing District with respect to the Hoku Site. For purposes of this Agreement, "Bond Costs" shall mean the aggregate cost, including payments of principal and interest and reasonably necessary fees, costs and expenses of any bond financing conducted for the benefit of the North Portneuf Urban Renewal Area, the proceeds of which are used to fund the construction of the public access road to the Hoku Site (the "Access Road"), in an amount not to exceed eleven million dollars ($11,000,000). For purposes of this Agreement, "Road Costs" shall mean the actual cost to design, construct and acquire any real property as may be necessary to complete the Access Road, in an amount not to exceed eleven million dollars ($11,000,000). These funds are being provided to ensure the project is feasible for Hoku from a budgetary standpoint and because of the resulting public benefits described above.

1.6 By this Agreement, PDA and Hoku wish to memorialize their mutual undertakings and commitments with respect to the project described herein.

NOW, THEREFORE, it is agreed by and between the parties hereto, as follows:

2. <u>Provisions for PDA's Payment of Economic Development Funds</u>

2.1 To further the proposed development, the increased tax base expected therefrom, and the accompanying employment opportunities, PDA agrees to pay to Hoku an amount not to exceed the Infrastructure Reimbursement as reimbursement for Site Costs.

2.2 The amount provided for in Paragraph 2.1, above, shall be paid through the special internal construction account ("Special Construction Account") into which PDA shall deposit the funds to be used to make payments of the Infrastructure Reimbursement. The Special Construction Account shall be an account held and maintained by PDA for the purpose of identifying and segregating the funds to be used to make payments of the Infrastructure Reimbursement to Hoku as reimbursement for Site Costs.

2.3 From the Special Construction Account, PDA shall make payments of the Infrastructure Reimbursement to Hoku in reimbursement of Hoku's Site Costs, which Site Costs shall be itemized on invoices including adequate detail of the charges represented thereby (each, a "Qualified Invoice"). No more than the amount of the Infrastructure Reimbursement set forth herein shall be paid by PDA to Hoku in reimbursement for Site Costs, as identified by Hoku in Qualified Invoices.

2.4 In addition to the Infrastructure Reimbursement provided for in Paragraph 2.1 above, up to the full Employment Reimbursement may be paid to Hoku by PDA as employment reimbursement, pursuant to the terms of this Agreement and the provisions of the Plan.

2.5 In order to qualify for Employment Reimbursement payments, Hoku shall submit to PDA verification that Hoku has achieved and maintained employment of a minimum of two hundred (200) (the "FTE Minimum") Full Time Equivalent ("FTE") positions at the Hoku Site during the most recent fifty-two (52) week period running concurrently with Hoku's fiscal year (the "FTE Period"). The Parties understand and agree that the number of FTEs for purposes of this Agreement shall be calculated pursuant to the methodology used by the United States Bureau of Labor Statistics, as it exists as of the date hereof, and that each full-time exempt employee shall be counted as one FTE.

2.6 Hoku agrees to submit verification that it has met the threshold of employing and maintaining the FTE Minimum during the applicable FTE Period with its request to PDA for any payment of the Employment Reimbursement. PDA reserves the right to conduct or cause to be conducted an independent verification study to be at the direction of PDA upon reasonable notice to Hoku. Hoku and PDA agree to cooperate in the exchange of information for said independent verification study which may be conducted no more than once every six months, and no less than once per calendar year.

2.7 Employment reimbursement payments shall be made by PDA to Hoku on an annual basis, based on Hoku's fiscal year and on the amount of RAD Revenue received. In the event the verification process reveals that Hoku did not maintain the FTE Minimum during a given FTE Period, then the applicable Employment Reimbursement payment made to Hoku with respect to such period shall be adjusted downward pro rata on a sliding scale, based on the number of qualified FTE positions which could be verified during that FTE Period.

2.8 No payments of either the Infrastructure Reimbursement or the Employment Reimbursement shall be made by PDA to Hoku until the repayment of the Bond Costs is complete, or in the event bonding is not accomplished, until sufficient RAD Revenues are received as are needed to fund Road Costs. Upon completion of repayment of any Bond Costs or, in the alternative, funding of the Road Costs, payments of the Infrastructure Reimbursement shall begin to be made to Hoku upon its submission of Qualified Invoices. Concurrently, five per cent (5%) of the RAD Revenues will be used to repay the City of Pocatello for capital reimbursement costs. Upon completion of the repayment of (a) the Infrastructure Reimbursement, and (b) two million dollars ($2,000,000.00) to the City of Pocatello for capital reimbursement costs (the "City Reimbursement"), payment of the Employment Reimbursement shall begin as provided herein.

2.9 In the event PDA does not initiate a bonding action for the benefit of the North Portneuf Urban Renewal Area, or in the event PDA is unable to obtain said bonding due to economic factors, PDA shall collect and hold RAD Revenues for the benefit of said Urban Renewal Area.

2.10 The North Portneuf Urban Renewal Area and Revenue Allocation District is scheduled to close at the end of the tax year 2031, at which time the property within said District shall return to the Bannock County tax rolls. In the event that RAD Revenues are greater than expected, and the maximum payment amounts provided for in this Agreement are paid prior to the end of tax year 2031, it is the expectation and intent of PDA to close the North Portneuf Tax Increment Financing District upon completion of said payments, the City Reimbursement and the PDA Administrative Fee, as set forth in Table 6 of the Plan (the "PDA Administrative Fee"), any excess revenue shall be returned to the taxing entities, and the property within said District shall be returned to the Bannock County tax rolls.

3. <u>Provisions for Hoku's Required Performance for Payment</u>

3.1 Hoku shall provide to PDA such additional information respecting the work and payments as PDA may reasonably request in order to determine whether submitted invoices qualify for reimbursement under the terms of this Agreement. The Parties agree that any Qualified Invoice for reimbursement of a Site Cost, that conforms to the requirements provided herein, shall be presumed to qualify for reimbursement under the terms of this Agreement.

3.2 The annual payment by PDA to Hoku of the Employment Reimbursement from RAD Revenue shall be processed upon receipt of Hoku's annual verification that it has met the FTE Minimum during the applicable FTE Period at the Hoku Site.

3.3 Hoku understands and agrees that it is the intent of PDA to close the North Portneuf Tax Increment Financing District as soon as the Infrastructure Reimbursement, Employment Reimbursement, the City Reimbursement and PDA Administrative Fee have been paid in full.

Thereafter the District shall be closed and the availability of tax increment finance funds used to reimburse Hoku will cease.

3.4 If Hoku appeals any real property tax assessment by the Bannock County Assessor and/or Commissioners with respect to the Hoku Site that results in an assessed valuation of less than $196,000,000 at a time when less than all of (a) the Bond Costs or, alternatively, the Road Costs, as the case may be, have been paid from RAD Revenue, and/or (b) the City Reimbursement has been paid from RAD Revenue, then Hoku shall be liable for payment of the remaining balance of (x) the Bond Costs or, alternatively, Road Costs, as the case may be, (y) the City Reimbursement and/or (z) the PDA Administrative Fee, such that the applicable cost, reimbursement or fee is paid in full.

4. <u>Insurance</u>

During the construction of the project Hoku shall maintain or cause the contractor(s) to maintain general liability insurance with PDA as an additional insured during the period of construction in the following minimum limits and conditions:

A. General Aggregate $2,000,000.00.

B. Each occurrence (bodily injury and property damage) $1,000,000.00.

C. Bodily injury and property damage liability insurance must provide broad-form property damage coverage, including explosion, collapse, and underground coverages.

D. Automobile liability coverage for owned, non-owned, rented, or hired vehicles and equipment in the minimum amount of $1,000,000.00.

E. Excess liability or umbrella insurance in the amount of $2,000,000.00.

5. <u>Effect of Agreement</u>

5.1 It is further intended by the Parties to this Agreement that the Infrastructure Reimbursement payments and/or Employment Reimbursement Payments to be made by PDA

to Hoku hereunder are to assist Hoku in connection with the full development of the Hoku Site, and the Parties shall take all actions necessary to carry out that intent.

5.2 The parties acknowledge that the effect of the payments by PDA required hereunder will inure to the benefit of Hoku to a certain extent, while having the corresponding benefit to the public purposes of PDA described above.

6. Miscellaneous

6.1 The effective date of this Agreement shall be the Effective Date, as defined in the opening paragraph of this Agreement.

6.2 This Agreement shall be governed by, and construed under, the laws of the State of Idaho.

6.3 In any litigation arising out of this Agreement, the proper venue shall be the Sixth Judicial District Court of the State of Idaho, Bannock County, Idaho, and the prevailing law shall be the laws of the State of Idaho.

6.4 This Agreement shall be binding upon and inure to the benefit of the respective parties and their legal successors; but neither party may assign this Agreement without the express written consent of the other party, which consent may not be unreasonably withheld. It is expressly understood and agreed that any assignment of this Agreement that may be deemed to result from a change of control of either party or by operation of law shall not require the consent of the other party.

6.5 In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and court costs from the non-prevailing party. Determination of the prevailing party in any such litigation shall be made on the basis of the factors enumerated in Rule 54(d)(1)(B), Idaho Rules of Civil Procedure, as the same now exists or may subsequently be amended.

6.6 Each party represents to the other that it has full legal authority to enter into and execute this Agreement, including obtaining any required resolution of its governing board.

6.7 Notices by either party to the other shall be made in writing and delivered by first class mail, postage prepaid, to the parties as follows:

HOKU:	Hoku Materials, Inc. Attn: Chairman One Hoku Way Pocatello, ID 83204
PDA:	Pocatello Development Authority Attn: Executive Director 911 North Seventh Ave. Pocatello, ID 83201

6.8 This document constitutes the entire agreement of the parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

POCATELLO DEVELOPMENT AUTHORITY
An urban renewal agency under the law of the State of Idaho

By:______________________
Steve Brown, Chairman

HOKU MATERIALS, INC., a Delaware corporation authorized to do business in the State of Idaho

By:______________________
Scott Paul, Chief Operating Officer

STATE OF IDAHO)
ss:
County of Bannock)

On this 27th day of May, 2009, before me, the undersigned, a Notary Public in and for the State, personally appeared Steve Brown, known to me to be the Chairman of the "PDA", of the City of Pocatello, and acknowledged to me that he executed the foregoing instrument for and on behalf of said agency and that said agency executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the date and year in this certificate first above written.

DARCY L. TAYLOR
NOTARY PUBLIC
STATE OF IDAHO

Darcy L. Taylor
NOTARY PUBLIC FOR IDAHO
Residing in Pocatello
My commission expires:

STATE OF IDAHO)
ss:
County of Bannock)

On this 27th day of May, 2009, before me, the undersigned, a Notary Public in and for the State, personally appeared Scott Paul, known to me or proved to me to be the Chief Operating Officer of Hoku Materials, Inc., who executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

DARCY L. TAYLOR
NOTARY PUBLIC
STATE OF IDAHO

Darcy L. Taylor
NOTARY PUBLIC FOR IDAHO
Residing in Pocatello, Idaho
My commission expires: 8/12/12

21-6

20711155

North Portneuf Urban Renewal Area and Revenue Allocation District

Improvement Plan

May 2007

EXHIBIT
A

37-1

20711155

CITY OF POCATELLO

North Portneuf Urban Renewal Area Improvement Plan
Table of Contents

31-8

20711155

Acknowledgements

Pocatello City Council:

Roger Chase	Mayor
Roger Bray	Council Member
Ron Frasure	Council Member
Gary Moore	Council Member
Eva Nye	Council Member
Richard Stallings	Council Member
Brian Underwood	Council Member

Pocatello Development Authority:

Steve Brown	Chair Person/Commissioner
Terry Brower	Commissioner
Mayor Roger Chase	Commissioner
Darsi Foster-Johnson	Commissioner
Larry Ghan	Commissioner
Ken Monroe	Commissioner
John Ricks	Commissioner
Dan Schroeder	Commissioner
Richard Stallings	Commissioner
Dean Tranmer	Attorney to the Commission
Darcy Taylor	Secretary to the Commission

City of Pocatello Staff:

Robert Chambers	Director, Planning and Development Services
Tim Tingey	Division Manager, Neighborhood & Community Services
Melanie Gygli	Associate Planner
Dave Swindell	Chief Financial Officer

Bannock Development Corporation:

Gynii Gilliam	Executive Director
Sari David	Administrative Assistant

I. INTRODUCTION

The Pocatello Development Authority (PDA) was created by the City of Pocatello on July 14, 1988, and was granted authority by the City of Pocatello to undertake urban renewal projects which may be facilitated through the use of tax increment financing. The PDA helps to ensure that appropriate development takes place in areas of greatest need.

Planning is essential to ensure that development efforts create both an environment of convenience and safety for neighborhood residents, and increased opportunities for businesses to succeed. This North Portneuf Urban Renewal Plan, once implemented, will be the vehicle to provide a more conducive atmosphere for business operation in the City, and enhance opportunities for businesses wishing to relocate to Pocatello.

This plan identifies projects and describes the process for enhancing this area in the City through efforts of the Pocatello Development Authority and the City of Pocatello.

Background

The Pocatello Development Authority (PDA), in the meeting of March 21, 2007 made the following recommendation (SEE ATTACHMENT 1):

- The PDA recommended the creation of a Revenue Allocation District for the area adjacent to the Portneuf River to Interstate 86 and running east to Philbin Road and then in a southerly direction to the Portneuf River. The area also includes properties south and southwest of and adjacent to the Great Western Malting Plant. Underdevelopment of this area necessitates the creation of an improvement plan. This recommendation initiated the creation of the improvement plan contained herein.

The recommendation of the PDA, as outlined, is consistent with the goals of the City and is allowed by the State of Idaho Urban Renewal Law (Chapter 20, Title 50, Idaho Code). Accordingly, this North Portneuf Urban Renewal Area Improvement Plan directs use of revenue allocation financing to accomplish the following:

- To eliminate underutilized areas which are causing economic under-development in the designated area, substantially impairing the sound growth of Pocatello in general;

- To encourage both private and public development in the Urban Renewal Area in order to diversify and improve the local economy by providing adequate public facilities.

- To encourage cooperation among taxing districts in the Pocatello community regarding the use of funds.

- To accomplish plan goals in accordance with all appropriate federal, state, and local laws.

Purpose of the Plan

The purpose of this plan is to create a proactive approach to development/redevelopment projects by the PDA in Pocatello by focusing efforts in five areas:

1. Leveling or reducing the City's levy rate by increasing the tax base through more aggressive engagement in redeveloping underutilized areas;

2. Partnering with the private sector to enhance development and to attract new or to expand businesses to improve the Pocatello economy;

3. Targeting areas in need of building and site improvements;

4. Utilizing more effectively the powers granted to the PDA in the pursuit of redevelopment activities. Such powers include:

   a. carrying out urban renewal projects;
   b. making and executing contracts and other instruments;
   c. disseminating slum clearance and urban renewal information;
   d. repairing streets, roads, public utilities or other facilities;
   e. installing streets, utilities, parks, playgrounds, off-street parking facilities, public facilities, or other facilities;
   f. entering buildings or property to make inspections, surveys, appraisals, soundings or test borings;
   g. acquiring by purchase, lease, option, gift, grant, bequest, devise, eminent domain or otherwise, any real property or personal property for its administrative purposes;
   h. holding, improving, renovating, rehabilitating, clearing or preparing for redevelopment any such property or buildings;
   i. mortgaging, pledging, hypothecating or otherwise encumbering or disposing of any real property;
   j. insuring or providing for the insurance of any real or personal property or operations of the municipality;
   k. demolishing and removing structures on property;
   l. investing urban renewal funds;
   m. borrowing money and applying for and accepting advances, loans, grants, contributions, and any other form of financial assistance;
   n. creating, modifying and executing plans which may include programs of voluntary compulsory repair and rehabilitation of buildings and improvements;
   o. conducting appraisals, title searches, surveys, studies, and other plans and work necessary to prepare for the undertaking of urban renewal projects;
   p. developing, testing, and reporting methods and techniques, and carrying out demonstrations for the prevention and elimination of slums and urban blight;
   q. developing new or improved means of providing housing;
   r. accepting and utilizing grants of funds from the federal government;
   s. assisting in the relocation of persons displaced from an urban renewal area;
   t. exercising all or any part or combination of powers herein granted.

By adopting this Plan, it is the intention of the PDA to facilitate improvements in the designated North Portneuf Urban Renewal Area and enhance the economic viability of the area.

II. NORTH PORTNEUF URBAN RENEWAL AREA DESCRIPTION AND DETERIORATED OR DETERIORATING CONDITIONS ANALYSIS

The Urban Renewal Area boundary and Revenue Allocation District are identified with the same boundaries. The area is legally described in Attachment 2. State Urban Renewal Law and the Local Economic Development Act identify a number of conditions that qualify an area for urban renewal status. The following presents an analysis and reasoning why this North Portneuf area should be included as part of an Urban Renewal Area.

Idaho Code 50-2002 outlines requirements for a finding and declaration of necessity which states that areas that impose onerous municipal burdens which decrease the tax base, and reduce tax revenues, substantially impairs or arrests the sound growth of municipalities and among other things aggravates traffic problems in an area will qualify to be included in an Urban Renewal Area. Additionally, Idaho Code 50-2903 states areas in which there is a predominance of buildings or improvements…which by reason of dilapidation, deterioration, age or obsolescence…contributes to the economic underdevelopment of an area qualify for assistance.

The properties associated with these areas are in need of improvements to facilitate building and infrastructure enhancements and these needs have contributed to underutilization of the site for businesses and industry for several years. This area includes several site issues that impede redevelopment including:

- Under-development of land which has detracted from the economic viability of the area;
- Inadequate transportation access points and infrastructure limiting development of this site;
- Any combination of the above factors which has reduced the feasibility of full development of this area.

Without addressing these conditions, the feasibility of additional development in this area in the near future would be limited. Additionally, the range of issues and the costs associated with redevelopment contributes to the ongoing underutilization of this area and prompts the additional need to establish the North Portneuf Urban Renewal Area.

III. PROJECT PLAN

The project list outlined in this plan may be funded (all or in part), if the PDA and Council decide to utilize tax increment financing funds as they become available from new construction. A description of the projects with estimated costs are as follows:

TABLE 1. **Project Costs**

PROJECT EXPENSE ITEM	COST	Total
Main Water Re-use Line (4,500/ft x $100/Ft)	$450,000	
Main and Lateral Water Line ($3,500/ft x $50/ft)	$175,000	
Main and Lateral Sewer Line (1,000/ ft x $50/ft)	$50,000	
Rail Spur, Dbl. Track (4,000/ft x $220/ft)	$880,000	
Rail Switch	$2,000,000	
Roadway Construction (5,000/ft x $150/ft)	$750,000	
Property Access (Acquisition and Construction)	$3,215,000	
Environmental Remediation and Site Preparation	$250,000	
Power	$8,500,000	
Natural Gas	$1,000,000	
Cable/Fiber Optics	$1,000,000	
Subtotal		$18,270,000
Water/Sewer Connect Fees	$291,029	
Contingency @ 20%	$3,654,000	
Engineering/Administration @ 20%	$3,654,000	
Total		$25,869,029
Taxing Entity Operational Costs		$16,029,830
City Capital Cost Reimbursement		$1,361,528
PDA Administration		$1,393,898
Company Employment Reimbursement		$17,423,728
FINAL PROJECT COST TOTAL		$62,078,013

Project Description

- **Infrastructure, Access, and Site Work** —any necessary and eligible costs related to infrastructure enhancement, construction of facilities, upgrades of utilities, site preparation work, and other associated work to facilitate development;
- **Contingency costs**--additional cost calculated for work related to other administrative or construction related costs associated with the project;
- **Taxing Entity Operational Costs**— taxing entities will receive a reimbursement percentage to occur in the tenth year of the district to cover administrative and operational costs thereby lessening the burden of service delivery for the entities associated with this urban renewal area. Funding may also be used for property acquisition for economic development purposes;
- **City Capital Cost Reimbursement**—City of Pocatello costs incurred for acquisition of property for location of HOKU Scientific.
- **PDA Administration**—An administrative cost will be allocated to the PDA for ongoing operational needs;

- **Company Employment Reimbursement**--In year 2016, provided that tax increment financing revenue is collected as projected, HOKU Scientific will be reimbursed funding percentages if they obtain and maintain at minimum 200 new jobs in the community. If they do not have 200 or maintain that number of jobs, then the amount of the reimbursement will be proportionately reduced downward on a prorated sliding scale. There is no increase in reimbursement for jobs in excess of 200.

The following table outlines the total project costs and the projected revenue for the proposed revenue allocation district.

TABLE 2. Project Costs and Revenues

ITEM	AMOUNT	TOTAL
REVENUES		
Revenue Allocation Proceeds	$62,078,013	
Sub-Total		$62,078,013
COSTS		
Infrastructure Costs	$25,869,029	
Taxing Entity Operational Costs	$16,029,830	
City Capital Cost Reimbursement	$1,361,528	
PDA Administration	$1,393,898	
Company Employment Reimbursement	$17,423,728	
Subtotal		$62,078,013
Ending District Balance		$0

IV. ECONOMIC FEASIBILITY STUDY

The following tables provide a projection of base-assessed valuations for the proposed revenue allocation district for the North Portneuf Urban Renewal Area. An analysis of the tax levy rates applied in calculating tax collection for taxing entities and the North Portneuf Revenue Allocation District is described below. The 2006 tax levies for each of the five taxing jurisdictions are as follows:

Taxing Jurisdictions	Tax levy[1]
City of Pocatello	.010385066
Bannock County	.005278294
School District # 25	.004556190
County Road & Bridge	.000591630
Ambulance	.000278340
Total	.021089520

[1] Obtained from Bannock County Auditor's Office

TABLE 3

Taxing Entity	[2]Tax Levy	North Portneuf Area Valuation	Revenue
City of Pocatello	0.010385066	$4,409,661	$45,794.62
Bannock County	0.005278294	$4,409,661	$23,275.49
School District #25	0.004556190	$4,409,661	$20,091.25
County Road & Bridge	0.000591630	$4,409,661	$2,608.89
Ambulance	0.000278340	$4,409,661	$1,227.39
Total	0.021089520		$92,997.64

As the above table shows, $ 92,997.63 of tax revenue is presently produced in the revenue allocation district for the North Portneuf Urban Renewal Plan. The remainder of the property is currently tax exempt. Taxable value will be added by real improvements to the land scheduled to begin summer of 2007.

Table 4 outlines the net increase in tax revenue potential from the estimated post construction value on the property over a nineteen year period.

TABLE 4

Value of Taxable Property in Revenue Allocation Area			
Property	2007 Base Value	Estimated Post Construction and Base Value	Net Increase
Proposed North Portneuf Improvement Site	$4,409,661[3]	$200,409,661	$196,000,000

Table 5 provides an analysis of the estimated revenue to the PDA from new construction value within the North Portneuf Revenue Allocation District. Levy rates based on current rate determinations are applied to determine net revenue to be collected and distributed to the PDA.

[2] 2006 tax levy rate obtained from Bannock County Auditor's office

[3] Includes a 3% estimated amount for utilities which are included as base value.

TABLE 5

Year 12 months ending	TIF Tax Value[4]	[5]Tax Levy Rate	Revenue to PDA
2007	-------	0.021089520	-------
2008	-------	0.021089520	-------
2009	$196,000,000	0.021089520	$4,133,546
2010	$190,120,000	0.018980568	$3,608,586
2011	$184,416,400	0.018980568	$3,500,328
2012	$178,883,908	0.018980568	$3,395,318
2013	$173,517,391	0.018980568	$3,293,459
2014	$168,311,869	0.018980568	$3,194,655
2015	$163,262,513	0.018980568	$3,098,815
2016	$158,364,638	0.018980568	$3,005,851
2017	$153,613,698	0.018980568	$2,915,675
2018	$149,005,287	0.018980568	$2,828,205
2019	$144,535,129	0.018980568	$2,743,359
2020	$140,199,075	0.018411151	$2,581,226
2021	$135,993,103	0.018411151	$2,503,790
2022	$131,913,310	0.018411151	$2,428,676
2023	$127,955,910	0.018411151	$2,355,816
2024	$127,955,910	0.018411151	$2,355,816
2025	$127,955,910	0.018411151	$2,355,816
2026	$127,955,910	0.018411151	$2,355,816
2027	$127,955,910	0.018411151	$2,355,816
2028	$127,955,910	0.018411151	$2,355,816
2029	$127,955,910	0.018411151	$2,355,816
2030	$127,955,910	0.018411151	$2,355,816
Total	$2,907,915,873		$62,078,013

The total revenue amount that may be received by the PDA over twenty four years is estimated at approximately $62,078,013. This amount will be used to finance all projected costs within the North Portneuf Urban Renewal Area.

Table 6 outlines reimbursement and payment amounts, with percentage allocations for all costs to be distributed to both the public and private entities. There are no guarantees of the revenue amounts listed in this plan. Revenue distributions listed in the plan will be based on actual proceeds received. If for whatever reason, net revenue to PDA is less than that projected in the plan, then the listed percentages will govern how the proceeds are to be allocated. There is no adjustment in distribution for net revenue to PDA in excess of that listed in the plan.

[4] Proposed new construction is anticipated to be completed at the end of 2008. Full tax value will be collected for 2009.
[5] Calculations include holding the levy rate constant through 2009. In 2010, it is reduced by 10% due to the anticipated Central Corridor Urban Renewal Area expiration which will generate a broader tax base resulting in a reduction in the levy rate. It is also reduced an additional 3% in 2020 to account for the future expiration of the North Yellowstone Urban Renewal Area.

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The company is paying the costs of infrastructure, access and site work and will therefore be reimbursed for the actual costs of these items, currently estimated to be $25,869,029. The company will also receive an employment reimbursement for jobs created. The full amount listed in the table under Company Employment Reimbursement will be distributed to the company if employment is achieved and maintained at 200 FTE's. For the purposes of this plan, Bureau of Labor Statistics standards are used to define full time equivalent employment. This definition is 35 hours per week. The distribution amount will be adjusted downward if the job creation is less than the 200 FTE's and will be proportionally reduced on a prorated sliding scale. There is no increase in distribution for jobs in excess of 200 FTE's.

- Public entities will receive reimbursement of costs associated with land acquisition and operations/administration. This will help to pay the costs associated with service delivery by these entities in this area.

TABLE 6

Tax Collection Year	Net Revenue to PDA	Company Infrastructure Reimbursement 95%	Company Employment Reimbursement 50%	City Capital Cost Reimbursement 5%	Taxing Entity Operational Costs 46%	PDA Admin 4%
2007	--------	--------	--------	--------	--------	--------
2008	--------	--------	--------	--------	--------	--------
2009	--------	--------	--------	--------	--------	--------
2010	$4,133,546	$3,926,869		$206,677		
2011	$3,608,586	$3,428,156		$180,429		
2012	$3,500,328	$3,325,312		$175,016		
2013	$3,395,318	$3,225,552		$169,766		
2014	$3,293,459	$3,128,786		$164,673		
2015	$3,194,655	$3,034,922		$159,733		
2016	$3,098,815	$2,943,874		$154,941		
2017	$3,005,851	$2,855,558		$150,293		
2018	$2,915,675		$1,457,838		$1,341,211	$116,627
2019	$2,828,205		$1,414,102		$1,300,974	$113,128
2020	$2,743,359		$1,371,679		$1,261,945	$109,734
2021	$2,581,226		$1,290,613		$1,187,364	$103,249
2022	$2,503,790		$1,251,895		$1,151,743	$100,152
2023	$2,428,676		$1,214,338		$1,117,191	$97,147
2024	$2,355,816		$1,177,908		$1,083,675	$94,233
2025	$2,355,816		$1,177,908		$1,083,675	$94,233
2026	$2,355,816		$1,177,908		$1,083,675	$94,233
2027	$2,355,816		$1,177,908		$1,083,675	$94,233
2028	$2,355,816		$1,177,908		$1,083,675	$94,233
2029	$2,355,816		$1,177,908		$1,083,675	$94,233
2030	$2,355,816		$1,177,908		$1,083,675	$94,233
2031	$2,355,816		$1,177,908		$1,083,675	$94,233
Total	$62,078,013	$25,869,029	$17,423,728	$1,361,528	$16,029,830	$1,393,898

As outlined in Table 6, when revenue is received by the PDA (projected to begin in 2010), the costs for public infrastructure will be reimbursed over eight years provided that revenue is collected at the projected rate. City capital costs for acquisition will also be funded within the same time frame. After those items are compensated, a reimbursement for job creation, taxing entity operational costs and PDA administration and acquisition costs will also be funded.

V. CONFORMANCE WITH STATE LAW

Redevelopment activities for the North Portneuf Urban Renewal Area are governed by two applicable sections of Idaho Code: the Idaho Urban Renewal Law (Chapter 20, Title 50, Idaho Code) and the Idaho Local Economic Development Act (Chapter 29, Title 50, Idaho Code).

The Idaho Legislature passed the Urban Renewal Law in 1965. Under this law, a Mayor and Council can declare areas as deteriorating, and declare that the rehabilitation, conservation, and redevelopment of such areas is in the interest of the public's health, safety, morals or welfare (Idaho Code 50-2008). The Urban Renewal Law also states that an area of a city that "constitutes an economic and social liability imposing onerous municipal burdens which decrease the tax base and reduce tax revenues, substantially impairs or arrests the sound growth of municipalities, retards the provision of housing accommodations, aggravates traffic problems and substantially impairs or arrests the elimination of traffic hazards and the improvement of traffic facilities..." may be designated an urban renewal area.

The Idaho Legislature passed the Local Economic Development Act in 1988. This act states: "An authorized municipality is hereby authorized and empowered to adopt, at any time, a revenue allocation financing provision, as described in this chapter, as part of an urban renewal plan...A revenue allocation financing provision may be adopted either at the time of the original adoption of an urban renewal plan or the creation by ordinance of a competitively disadvantaged border community area, or thereafter, as a modification of an urban renewal plan or the ordinance creating the competitively disadvantaged border community area." (Idaho Code 50-2904)

In addition to this, Idaho Code 50-2906 states: "The local governing body of an authorized municipality must enact an ordinance in accordance with Chapter 9, Title 50, Idaho Code, and Section 50-2008, Idaho Code. To modify an existing urban renewal plan, to add or change a revenue allocation, an authorized municipality must enact an ordinance...and conduct a public hearing." (Idaho Code 50-2906) This part of the Idaho Code specifically implies that a local municipality must enact an ordinance before redevelopment can take place.

The North Portneuf Urban Renewal Plan proposed within this document follows the guidelines prescribed within Idaho Code for the development of Urban Renewal Areas and Revenue Allocation Districts.

VI. PLAN DURATION

The plan shall be in effect and enforceable for a period of time necessary to finance all designated improvements and all debt obligations the PDA may incur in connection with such improvements. This term may be amended as allowed by law.

VII. AMENDMENT PROCEDURES

The plan may be amended by the PDA after all notice and public hearing requirements as set forth in Idaho Code have been met, and upon formal approval by the Pocatello City Council.

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VIII. SEVERABILITY

If any part of the plan is declared contrary to Idaho Code, and any provision or application of such provision to any person or circumstance is declared invalid for any reason, such declaration shall not affect the validity of any remaining provisions of the Plan.

IX. CONCLUSION

The North Portneuf Urban Renewal Plan is designed to ameliorate deteriorating conditions which are causing economic under-development of the area and substantially impairing the sound and continued growth of Pocatello. The plans call for extensive building and site construction work.

Implementation of the plan will provide the capacity necessary to foster sound growth of the municipality, increase the tax base and tax revenues, encourage economic stability of the community, increase job creation, and improve the health, safety, and welfare of the community.

The Pocatello Development Authority recommends that the City approve and cooperate in carrying out the purposes of this Plan.

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ATTACHMENT 1

North Portneuf Revenue Allocation Map

Proposed North Portneuf Urban Renewal Area & Revenue Allocation District



I-86
PHILBIN
PHILBIN
HWY 30
JENSEN
ZENER
North Portneuf URA

N

1 inch equals 1,250 feet

The City of Pocatello does not guarantee any information contained in this map to be an accurate representation of actual conditions.

No reproduction of this material in any form

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ATTACHMENT 2

North Portneuf Urban Renewal Area & Revenue Allocation District Legal Description

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NORTH PORTNEUF URBAN RENEWAL AREA
AND REVENUE ALLOCATION DISTRICT

A tract of land located in the NE 1/4 of the SE 1/4 of Section 7, the S 1/2 of Section 8, the E 1/2 of Section 16, the NE1/4 of the NW 1/4 and the E 1/2 of Section 17, the NE 1/4 of the NW 1/4, and the NW 1/4 of the NE 1/4 of Section 21, Township 6 South, Range 34 East, Boise Meridian, more particularly described as follows:

Beginning at the intersection of the southerly right of way line of Interstate 86 with the west line of Section 9, T6S, R34E, BM, on the present city limits line described in City of Pocatello Ordinance #1778, said point being on the centerline of Philbin Road in Bannock County, Idaho, the TRUE POINT OF BEGINNING; thence in a southerly direction following the present city limits line the next 6 courses; (1) thence in a southerly direction along the west line of Section 9, T6S, R34E, BM, approximately 2300-feet to the SW corner of Section 9, T6S, R34E, BM, also common with the NW corner of Section 16, T6S, R34E, BM; (2) thence continuing in a southerly direction along the west line of Section 16, T6S, R34E, BM approximately 1320-feet to the north 1/16 corner on the west line of Section 16, T6S, R34E, BM; (3) thence in an easterly direction along the north 1/16 line of said Section 16 a distance of 25-feet to a point on the easterly right of way line of Philbin Road; (4) thence in a southerly direction along the easterly right of way line of Philbin Road approximately 600-feet to a point of intersection with the northerly right of way line of US Highway 30 West; (5) thence in a northwesterly direction along the northerly right of way line of Highway 30 West approximately 30-feet to a point of intersection with the west line of Section 16, T6S, R34E, BM, said point also being on the centerline of Philbin Road; (6) thence in a southerly direction along the west line of said Section 16 approximately 700-feet to the west 1/4 corner of Section 16 marked by a 5/8-inch iron pin; thence continuing in a southerly direction along the west line of Section 16 approximately 160-feet to a point of intersection with the original northerly right of way line of the Oregon Short Line Railroad (OSLRR); thence S56°36'03"E along the northerly right of way line of the OSLRR approximately 1570-feet to a point of intersection with the west 1/16 line of Section 16; thence S.00°41'13"E along the west 1/16 line approximately 120-feet to a point of intersection with the southerly right of way line of the OSLRR, said point marked by a 5/8" iron pin stamped PLS 8075; thence S56°36'03"E along the southerly right of way of the OSLRR 265.12-feet to a Bannock County brass cap monument on the south 1/16 line of Section 16; thence S89°06'59"W along the south 1/16 line of Section 16 a distance of 223.15-feet to the southwest 1/16 corner of Section 16 marked by a 6-inch diameter steel post; thence southerly along the west 1/16 line of Section 16 approximately 740-feet to a point of intersection with the centerline of the Portneuf River; thence in a southeasterly direction upstream to a point of intersection with the south line of Section 16; thence N89°59'E approximately 551.60-feet to the S1/4 corner of Section 16, said point also being the N1/4 corner of Section 21, Township 6 South, Range 34 East, Boise Meridian; thence in a southerly direction along the meridional centerline of Section 21 a distance of 40-feet to a point on the southwesterly right of way of Kraft Road; thence S77°34'E along said southwesterly right of way line of Kraft Road

described in instrument #224872 recorded in the Bannock County, Idaho, Courthouse 57.00-feet more or less, to the beginning of a 118.5-foot radius curve concave to the southwest; thence continuing along said westerly right of way line of Kraft Road southeasterly and southwesterly along said 118.50-foot radius curve through a central angle of 105°15'35" a distance of 217.70-feet; thence S27°40'W continuing along said right of way line approximately108-feet to a point of intersection with the centerline of the Portneuf River; thence in a northwesterly direction, going downstream along the centerline of the Portneuf River approximately 13,000-feet to a point of intersection with the southerly right of way line of Interstate 86; thence in an easterly direction along said southerly right of way line of Interstate 86 approximately 6700-feet to the TRUE POINT OF BEGINNING.

24

ATTACHMENT 3

Bannock County Transfer of Powers Ordinance

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BANNOCK COUNTY, IDAHO
ORDINANCE NO. 2007-1
TRANSFER OF POWER ORDINANCE

BE IT ORDAINED by the Bannock County Commissioners, State of Idaho, that an agreement with the City of Pocatello and the County of Bannock has been negotiated concerning the said property described below pursuant to Idaho Code Section 50-2906 (3) (b) concerning transfer of powers over said property for the purpose of a urban renewal area for the purpose of financing public improvements to facilitate economic development including construction of manufacturing facilities.

A parcel of land located in the NE1/4 of the SE1/4 of Section 7, the S1/2 of Section 8, the W1/2 of the NW1/4 of Section 16, and Section 17, Township 6 South, Range 34 East, Boise Meridian, more particularly described as follows:

Beginning at the intersection of the southerly right of way line of Interstate 86 with the west line of Section 9, T6S, R34E, BM, on the present city limits line described in City of Pocatello Ordinance #1778, said point being on the centerline of Philbin Road in Bannock County, Idaho, the TRUE POINT OF BEGINNING; thence in a southerly direction following the present city limits line the next 6 courses; (1) thence in a southerly direction along the west line of Section 9, T6S, R34E, BM, approximately 2300-feet to the SW corner of Section 9, T6S, R34E, BM, also common with the NW corner of Section 16, T6S, R34E, BM; (2) thence continuing in a southerly direction along the west line of Section 16, T6S, R34E, BM approximately 1320-feet to the north 1/16 corner on the west line of Section 16, T6S, R34E, BM; (3) thence in an easterly direction along the north 1/16 line of said Section 16 a distance of 25-feet to a point on the easterly right of way line of Philbin Road; (4) thence in a southerly direction along the easterly right of way line of Philbin Road approximately 600-feet to a point of intersection with the northerly right of way line of US Highway 30 West; (5) thence in a northwesterly direction along the northerly right of way line of Highway 30 West approximately 30-feet to a point of intersection with the west line of Section 16, T6S, R34E, BM, said point also being on the centerline of Philbin Road; (6) thence in a southerly direction along the west line of said Section 16 approximately 2800-feet to a point of intersection with the centerline of the Portneuf River; thence in a northwesterly direction, leaving said city limits line, going downstream along the centerline of the Portneuf River approximately 10,000-feet to a point of intersection with the southerly right of way line of Interstate 86; thence in an easterly direction along said southerly right of way line of Interstate 86 approximately 6700-feet to the TRUE POINT OF BEGINNING.

This Ordinance shall be in full force and effect upon its passage, approval and publication.

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Adopted this 12th day of March, 2007.

BOARD OF BANNOCK COUNTY COMMISSIONERS

Larry W. Ghan, Chairman

Steve Hadley, Member

Lin Whitworth, Member

ATTEST: DALE HATCH
Dale Hatch, Clerk
By Cindy Hepworth, Deputy Clerk

ATTACHMENT 4

Recommendation of the PDA

RESOLUTION 2007-1

A RESOLUTION OF THE POCATELLO DEVELOPMENT AUTHORITY APPROVING THE DEVELOPMENT PLAN AND PROJECT FOR A REVENUE ALLOCATION AREA KNOWN AS THE NORTH PORTNEUF URBAN RENEWAL AREA AND REVENUE ALLOCATION DISTRICT, AND RECOMMENDING THAT THE CITY COUNCIL APPROVE THE PLAN AND PROJECT AND ESTABLISH THE REVENUE ALLOCATION PROVISIONS FOR A PERIOD OF TIME NECESSARY TO FINANCE ALL DESIGNATED IMPROVEMENTS, NOT TO EXCEED TWENTY-FOUR YEARS.

WHEREAS, the Pocatello Development Authority has been presented with plans for infrastructure enhancement, construction of facilities, upgrade of utilities, site preparation work and other associated work to facilitate industrial development within the proposed North Portneuf Urban Renewal Area; and

WHEREAS, the Pocatello Development Authority has reviewed the projects and determined that they are suitable for tax revenue allocation limited to no longer than a twenty-four year collection period, subject to other restrictions as hereinafter provided;

NOW, THEREFORE, BE IT RESOLVED BY THE POCATELLO DEVELOPMENT AUTHORITY AS FOLLOWS:

1. That the Pocatello Development Authority hereby approves the establishment of an urban renewal area and revenue allocation area district to be known as the North Portneuf Urban Renewal Area and Revenue Allocation Area and authorizes its presentation to the City Council for approval and passage of an ordinance to establish said Urban Renewal Area and Revenue Allocation Area. The Plan does not include bond financing, and the term is limited to no longer than twenty-four years, terminating at 11:59 p.m. on December 31, 2030.

2. That, regardless of the total revenue stream, in the event the Urban Renewal Area and Revenue Allocation Area is formed, reimbursement of land acquisition costs

expended by the City of Pocatello for real property designated for the location of the Hoku Materials, Inc. manufacturing plant and access thereto shall be made to the City of Pocatello. Additionally, verified, eligible costs for infrastructure, access and site work incurred by Hoku Materials, Inc., in the development of its manufacturing plant shall be reimbursed from tax increment financing funds as they become available to the Pocatello Development Authority Board. The Plan includes a provision for eligible taxing entities to receive a fixed percentage of the revenue allocation (tax increment) revenues beginning with the tenth year of the Urban Renewal Area and Revenue Allocation Area.

3. That the base year of the District will be 2007, and that the Revenue Allocation Area shall last as long as through taxing year 2030, with collection of tax increment monies lasting through calendar year 2031.

4. That this Resolution shall be effective the 21st day of March, 2007, the date of the meeting at which the unanimous vote approving said project was held.

RESOLVED this 21st day of March, 2007.

POCATELLO DEVELOPMENT AUTHORITY

By: Steve Brown, Chair

ATTEST:

Darcy L. Taylor, Secretary

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ATTACHMENT 5

Recommendation of the CDC

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TO:	**Mayor Roger Chase** **City Council**
FROM:	**Brent Nichols, Vice Chair** **Community Development Commission**
DATE:	**March 28, 2007**
RE:	**North Portneuf Urban Renewal Area Improvement Plan**

Following review at the March 28, 2007 meeting, In accordance with Idaho Code 50-2008(b), the Community Development Commission finds the proposed North Portneuf Urban Renewal Area Improvement Plan to be in conformance with the City's Comprehensive Plan.

Signature Brent Nichols

3/28/07
Date

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ATTACHMENT 6

Resolution of the City Council designating the Urban Renewal Area

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RESOLUTION NO. 2007-07

A RESOLUTION OF THE CITY OF POCATELLO, A MUNICIPAL CORPORATION OF IDAHO, DESIGNATING AN URBAN RENEWAL AREA WITHIN THE CITY OF POCATELLO AND BANNOCK COUNTY TO BE KNOWN AS THE NORTH PORTNEUF URBAN RENEWAL AREA AND REVENUE ALLOCATION AREA DISTRICT; APPROVING THE PLANS REVIEWED AND RECOMMENDED BY THE POCATELLO DEVELOPMENT AUTHORITY AND THE COMMUNITY DEVELOPMENT COMMISSION FOR CONSIDERATION AT A PUBLIC HEARING HELD BEFORE THE CITY COUNCIL ON APRIL 19, 2007; PROVIDING THAT THIS RESOLUTION SHALL BE EFFECTIVE UPON ITS PASSAGE.

WHEREAS, pursuant to Idaho Code §§50-2005-2008, the Mayor and Council of the City of Pocatello have heretofore made findings of fact sufficient to establish certain urban renewal areas within the City and to cause an urban renewal agency known as the Pocatello Development Authority to function within the City as set forth in Resolution No. 1988-13; and

WHEREAS, the City Council has since that time reviewed certain other areas within the city limits and declared them to be appropriate for urban renewal projects by Resolution as required by Idaho Code §50-2008; and

WHEREAS, the City Council has since then considered the issue of development of the area consisting generally of real property parcels in the Philbin Road and Highway 30 West area, bounded by Interstate 86 on the north, the Portneuf River on the west/southwest, and Philbin Road on the east, up to the Great Western Malting Plant property, and properties south/southwest of and adjacent to the Great Western Malting Plant which are determined to be deteriorated or deteriorating parcels in need of rehabilitation and infrastructure improvements which heretofore have prevented development; and

WHEREAS, the City Council, having reviewed the proposal for the above-described area, deems it in the best interest of the citizens of the City of Pocatello to

incorporate said area into an Urban Renewal Area to be known as the North Portneuf Urban Renewal Area and Revenue Allocation Area;

NOW, THEREFORE, BE IT RESOLVED by the City Council of the City of Pocatello as follows:

1. That the area depicted on Exhibit A attached hereto and made a part hereof, to be known as the North Portneuf Urban Renewal Area and Revenue Allocation Area, is hereby declared and determined to be a deteriorating area, as defined by Idaho Code §50-2018(9) and §50-2903(8)(b) and (c), by reason of the existence of inadequate street layout, accessibility or usefulness, and a lack of adequate infrastructure or development, all of which substantially impairs the sound growth within the City and results in economic underdevelopment of the area and is detrimental to the public health, safety, or welfare.

2. That the above-described area is therefore declared appropriate for, and is hereby designated as, an Urban Renewal Area and Revenue Allocation Area suitable for urban renewal projects.

3. That the City Council hereby acknowledges the adoption by the Board of Commissioners for Bannock County, Idaho, of a Transfer of Powers Ordinance for those areas within the Urban Renewal Area and Revenue Allocation Area not yet annexed into the corporate City limits.

4. That the City Council also hereby acknowledges the recommendation of the Community Development Commission that the plan submitted for this area conforms to the Comprehensive Plan of the City.

5. That the City Council hereby acknowledges the recommendation of the Pocatello Development Authority regarding the urban renewal area and revenue allocation area and the Plan for improving said area, including infrastructure improvements, public

utility improvements and the like, which Plan shall encompass improvements to the area for the maximum time allowed by law or a period of up to twenty-four (24) years, and that the Plan be appropriately modified to reflect this change.

5. That the City Council hereby approves of the Pocatello Development Authority proceeding with the preparation of plans for urban renewal projects to be performed in the above named urban renewal area and revenue allocation area in conformity with the Plan submitted to the Community Development Commission in accordance with Idaho Code §50-2008(b).

6. That the City Council hereby makes the following findings after a public hearing held on April 19, 2007, conducted in accordance with Idaho Code §50-2008(c) and (d) and §50-2906(3) regarding the above named urban renewal plan and project:

A. That no families will be displaced from the proposed North Portneuf Urban Renewal Area and Revenue Allocation Area;

B. That the North Portneuf Urban Renewal Plan conforms to the general plan of the municipality as a whole;

C. That adequate parks and recreational facilities already exist in close proximity to the Urban Renewal Area and the nature of the use of the real property within the Urban Renewal Area and Revenue Allocation Area will be Industrial in nature; and

D. That the North Portneuf Urban Renewal Plan will afford maximum opportunity, consistent with the sound needs of the municipality as a whole, for the rehabilitation or redevelopment of the Urban Renewal Area by private enterprise.

7. That the City council hereby directs the City Legal Department to prepare an Ordinance for one reading at the May 3, 2007 regular City Council Meeting and authorizing the City Clerk to prepare and publish proper Notice and provide proper Notice to the various taxing entities so entitled, all in conformance with Idaho Code §50-2906(3).

~~5-7~~
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RESOLVED AND EFFECTIVE this nineteenth day of April, 2007.

CITY OF POCATELLO, a municipal corporation of Idaho

ROGER CHASE, Mayor

. ATTEST:

RHONDA L. JOHNSON, City Clerk

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OFFICIAL RECORD BK# 895
BANNOCK COUNTY IDAHO

RECORDED AT REQUEST OF
FEE 2 DEPUTY mw

~~CITY OF POCATELLO~~

~~20711154~~

2001 MAY 11 P 3:44

OFFICIAL RECORD BK# 895
BANNOCK COUNTY IDAHO

RECORDED AT REQUEST OF
FEE 2 DEPUTY mw

CITY OF POCATELLO

20711155

2001 MAY 11 P 3:50

original stamp on back of original Resolution

EXHIBIT B

PDA ALLOWED WORK ITEMS FOR INFRASTRUCTURE AND SITE COSTS

1. Survey and Layout
2. Soil Testing
3. Earthwork/Grading
4. Mass excavation and Fill
5. Public Utilities (including water, stormwater, and sewer)
6. Site Concrete
7. Public Roadway paving and marking (including required roadway signage)
8. Site Electrical/Power
9. On-site Specialties
10. Traffic Control Devices
11. Right-of-way Acquisition costs
12. Public entryway landscaping
13. Public Bridges